Bloom Energy Announces the Extension of and Amendments to its Convertible Notes

SAN JOSE, CA, April 2, 2020 -- Bloom Energy Corporation (NYSE: BE) today announced the extension of and amendments to its outstanding 5% and 6% convertible notes and also announced an additional $100 million in new financing, with a majority of the proceeds to be used to refinance the existing convertible notes.

Details and a description of the terms of the amendments to the convertible notes and the new financing can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission on March 31, 2020 and its Current Report on Form 8-K filed with the SEC on April 2, 2020.

Commenting on the agreement, KR Sridhar, Founder, Chairman and CEO, Bloom Energy said:

“Our refinancing approach has always been in the best interest of our equity and debt holders, as well as our partners in the business. Despite the challenging conditions in today’s capital markets driven by the difficult times around the world, we are pleased to have reached this agreement with our investors. We remain fully committed to our mission of delivering cost-effective electricity solutions that are cleaner and more reliable to address the causes and the impact of climate change and power disruptions around the world.”

More information and the latest filings can be found on the investor relations section of the Company’s website at investor.bloomenergy.com.

About Bloom Energy
Bloom Energy’s mission is to make clean, reliable energy affordable for everyone in the world. The company’s product, the Bloom Energy Server, delivers highly reliable and resilient, always-on electric power that is clean, cost-effective, and ideal for microgrid applications. Bloom’s customers include many Fortune 100 companies and leaders in manufacturing, data centers, healthcare, retail, higher education, utilities, and other industries. For more information, visit www.bloomenergy.com